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EXHIBIT 10.5.1
TO
FORM 10-K FOR 1998


RESOLVED, That the 1998 Long Term Incentive Plan is amended in the following respects:

Section 5.2 is amended to read as follows:

               5.2 The purchase price per Common Share of options granted under the Plan shall be determined by the Committee; provided that the purchase price per Common Share of any ISO shall not be less 100% of the fair market value of a Common Share of the date the ISO is granted.

The third sentence of Section 17.2 is amended to read as follows:

          The exercise price per share of each CBI Option (the "CBI Exercise Price") shall be reduced, and the exercise price per share of the associated Company Option (the "Company Exercise Price") shall be set so that (a) the sum of the CBI Exercise Price (after the reduction provided herein) and the Company Exercise Price is equal to the CBI Exercise Price (before the reduction provided herein) and (ii) the ratio of the CBI Exercise Price (after the reduction provided herein) to the Company Exercise Price is equal to the ratio of the average of the high and low per-share prices of CBI Common Shares on the New York Stock Exchange ("NYSE") on January 4, 1999 to the average of the high and low per-share prices of Common Shares on the NYSE on January 4, 1999.


Adopted by the Convergys Board of Directors
January 29, 1999